EXHIBIT 23





          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




   The Board of Directors
   Cablevision Systems Corporation:

   We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

   Our reports dated March 1, 2006 refer to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, in the year ended December 31, 2003.




   /s/KPMG LLP


   Melville, New York
   May 18, 2006